EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
12/9/20111	Sale	$11.0071	5,658
12/16/20112	Sale	10.9601	22,021
12/19/20113	Sale	11.1128	11,974
12/20/20114	Sale	11.1803	49,363
12/21/20115	Sale	11.1374	1,754
12/22/20116	Sale	11.1944	3,436
12/27/20117	Sale	11.0664	3,149
12/28/2011	Sale	11.1000	100
12/29/2011	Sale	11.0000	1,228
12/30/20118	Sale	11.1170	9,413
1/3/20129	Sale	11.1538	5,765
1/4/201210	Sale	11.1818	9,997
1/12/2012	Sale	11.0000	4,681
1/17/201211	Sale	15.9031	1,365,307

1 This transaction was executed in multiple trades at prices ranging from $11.00 - 11.02.
2 This transaction was executed in multiple trades at prices ranging from $10.90 - 11.01.
3 This transaction was executed in multiple trades at prices ranging from $11.04 - 11.15.
4 This transaction was executed in multiple trades at prices ranging from $11.15 - 11.23.
5 This transaction was executed in multiple trades at prices ranging from $11.12 - 11.15.
6 This transaction was executed in multiple trades at prices ranging from $11.15 - 11.20.
7 This transaction was executed in multiple trades at prices ranging from $11.05 - 11.11.
8 This transaction was executed in multiple trades at prices ranging from $11.00 - 11.15.
9 This transaction was executed in multiple trades at prices ranging from $11.07 - 11.24.
10 This transaction was executed in multiple trades at prices ranging from $11.15 - 11.25.
11 This transaction was executed in multiple trades at prices ranging from $15.89 - 16.00.